UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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McINTOSH BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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McINTOSH BANCSHARES, INC.

210 South Oak Street

Jackson, Georgia 30233

December 29, 2008

Dear Shareholder:

On behalf of the Board of Directors of McIntosh Bancshares, Inc. (“McIntosh”), I am pleased to invite you to attend our Special Meeting of Shareholders to be held on January 28, 2009 in Jackson, Georgia at the time and place shown in the attached Notice of Special Meeting (the “Notice”). The Special Meeting is being called to consider and vote upon two proposals, to wit:

Proposal No. 1: An Amendment to McIntosh’s Articles of Incorporation that will authorize the Board of Directors to issue twenty million (20,000,000) shares of stock, divided into ten million (10,000,000) shares of common stock, $2.50 par value, and ten million (10,000,000) shares of preferred stock, no par value. A copy of the proposed amendment is attached to this proxy statement as Appendix “A.”

Proposal No. 2: Granting the Management of McIntosh Bancshares, Inc. the Authority to Adjourn, Postpone or Continue the Special Meeting.

The Notice and the accompanying Proxy Statement describe the formal business to be transacted at the Special Meeting. Proposal No. 1 authorizes 10,000,000 shares of preferred stock. The number of authorized common shares is left unchanged. In summary, the Board of Directors believes the creation of preferred stock (Proposal No. 1) is advisable and in the best interests of McIntosh and its shareholders for several reasons. The authorization of the preferred stock would permit the Company to participate, if it so elects, in the federal government’s limited purchase of preferred stock in financial institutions under its Capital Purchase Program of the Emergency Economic Stabilization Act of 2008. The authorization of preferred stock would also permit the Board of Directors to issue such stock without further shareholder approvals or delay and, thereby, provide McIntosh with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes. Proposal No. 1 would enable McIntosh to respond promptly to and take advantage of market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special shareholders’ meeting to approve a contemplated stock issuance. The Board of Directors believes that this will also help to reduce costs because it will not have to seek additional shareholder approval to issue the preferred shares unless it is required to obtain shareholder approval for the transaction under the rules of any quotation board or stock exchange to which it is subject. Although McIntosh presently contemplates no particular transaction involving the issuance of preferred stock other than consideration of the Capital Purchase Program of the Emergency Economic Stabilization Act of 2008, management of McIntosh believes it is in the best interest of the Company to be prepared to issue preferred stock without the necessity of another shareholders’ meeting should preferred stock be a component in future raising of capital.

McIntosh’s Board of Directors believes that if the number of shares of its common stock present or represented at the Special Meeting and voting in favor of the proposal to amend the Articles of Incorporation is insufficient to approve the amendment, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the amendment. Such is the intent of Proposal No. 2 by granting the management of McIntosh the authority to adjourn, postpone or continue the Special Meeting.

We hope that you will attend the meeting in person, but even if you plan to do so, we encourage you to please vote your shares ahead of time by using the enclosed proxy card. This will ensure that your McIntosh stock will be represented at the meeting. If you attend the meeting and prefer to vote in person, you may do so. The attached proxy statement explains more about proxy voting. Please read it carefully. Every shareholder’s vote is important, whether you own a few shares or many.

We look forward to your participation in the special meeting process.

Sincerely,

/s/ William K. Malone
William K. Malone Chairman of the Board

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

OF McINTOSH BANCSHARES, INC.

DATE:	January 28, 2009

TIME:	10:00 a.m.

PLACE:	McIntosh Bancshares, Inc. 264 Alabama Blvd. Jackson, Georgia 30233

MATTERS TO BE VOTED ON:

PROPOSAL 1:	To Approve an Amendment to the Articles of Incorporation of McIntosh Bancshares, Inc.

PROPOSAL 2:	To Approve Granting the Management of McIntosh Bancshares, Inc. the Authority to Adjourn, Postpone or Continue the Special Meeting

Any other matter that may be properly brought before the meeting.

Only shareholders of record at the close of business on December 1, 2008 are entitled to notice of and to vote at the meeting on any adjournments thereof.

Your vote is important. Please complete, sign, date and return your proxy card promptly in the enclosed envelope.

By Order of the Board of Directors,

/s/ William K. Malone
William K. Malone Chairman of the Board

Jackson, Georgia

December 29, 2008

MCINTOSH BANCSHARES, INC.

210 South Oak Street

Jackson, Georgia 30233

PROXY STATEMENT

FOR

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 28, 2009

This proxy statement is furnished to the shareholders of McIntosh Bancshares, Inc. in connection with the solicitation of proxies by its Board of Directors to be voted at the 2009 Special Meeting of Shareholders and at any adjournments thereof (the “Special Meeting”). The Special Meeting will be held on January 28, 2009, at 264 Alabama Blvd., Jackson, Georgia 30233, at 10:00 a.m. local time. This proxy statement and the accompanying proxy card were mailed or given to shareholders on or about December 29, 2008.

ALL HOLDERS OF McINTOSH BANCSHARES, INC. COMMON STOCK SHOULD READ THIS PROXY CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE PROPOSALS. A COPY OF THE PROPOSED AMENDMENT (PROPOSAL NO. 1) IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX “A.”

As used in this proxy statement, the terms McIntosh Bancshares, McIntosh, Company, we, our, and us all refer to McIntosh Bancshares, Inc. and its subsidiaries.

VOTING

General

The securities which can be voted at the Special Meeting consist of McIntosh Bancshares’s $2.50 par value common stock, with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of McIntosh Bancshares, Inc. stock who are entitled to notice of and to vote at the Special Meeting is December 1, 2008. On the record date, 2,810,976 shares of McIntosh Bancshares, Inc. stock were outstanding and eligible to be voted.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of McIntosh Bancshares’ stock is necessary to constitute a quorum at the Special Meeting. In determining whether a quorum exists at the Special Meeting for purposes of all matters to be voted on, all votes “for” or “against” as well as all abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to approve the Amendment to the Articles of Incorporation of McIntosh Bancshares, Inc. (Proposal No. 1), you may vote in favor of or against the proposal or you may abstain from voting. The vote required to approve this proposal is governed by Georgia law and is a majority of the shares entitled to cast a vote on the amendment, either by proxy or in person, which means a “FOR” vote by a majority of the outstanding common shares of the Company as of the record date. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

The adjournment, postponement or continuation proposal (Proposal No. 2) requires that holders of more of McIntosh’s shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. No proxy that is specifically marked AGAINST the proposal to amend the Articles of Incorporation will be voted in favor of the adjournment, postponement or continuation proposal, unless the proxy is specifically marked FOR Proposal No. 2 approving the discretionary authority to adjourn, postpone or continue the Special Meeting to a later date.

Note that, under applicable Georgia law, McIntosh’s shareholders are not entitled to dissenter’s rights with respect to the proposal to approve the Amendment to McIntosh’s Articles of Incorporation to authorize the issuance of preferred stock or the proposal to adjourn, postpone or continue the Special Meeting.

Our directors and executive officers hold 368,312 shares (excluding currently exercisable options), or approximately 13.10%, of the current issued and outstanding common stock of McIntosh Bancshares, Inc., and we believe that all of those shares will be voted in favor of the proposals.

Proxies

All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Special Meeting in accordance with the directions given. In voting by proxy with regard to each proposed amendment, you may vote in favor of the amendment, against the amendment or withhold your votes (abstain). You should specify your choice on the proxy card. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted “FOR” the proposals listed on the proxy card. If any other matters properly come before the Special Meeting, the persons named as proxies will vote upon such matters according to their judgment.

All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to McIntosh Bancshares, Inc. at 210 South Oak Street, Jackson, Georgia 30233, Attn: Secretary, by delivering a later dated proxy card, or by voting in person at the Special Meeting.

All expenses incurred in connection with the solicitation of proxies will be borne by the Company. Solicitation may take place by mail, telephone, telegram, or personal contact by our directors, officers and regular employees of the Company without additional compensation.

PROPOSAL NO. 1

APPROVAL OF AMENDMENT TO ARTICLES OF

INCORPORATION OF MCINTOSH BANCSHARES, INC.

Under McIntosh’s existing Articles of Incorporation, McIntosh does not have the authority to issue preferred stock. If the shareholders approve Proposal No. 1 to amend the Articles of Incorporation, McIntosh will be authorized to issue twenty million (20,000,000) shares of stock, divided into ten million (10,000,000) shares of common stock, $2.50 par value, and ten million (10,000,000) shares of preferred stock, no par value. The amendment does not change the current number of authorized common stock. The preferred stock to be authorized (“Preferred Stock”) would have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors from time to time. As such, the Preferred Stock would be available for issuance without further action by McIntosh’s shareholders, except as may be required by applicable law or pursuant to the requirements of the exchange or quotation system upon which McIntosh’s securities are then trading or quoted.

The Board of Directors believes that the authorization of the Preferred Stock is advisable and in the best interests of McIntosh and its shareholders for several reasons. The authorization of the Preferred Stock would permit the Company to participate, if it so elects, in the federal government’s limited purchase of Preferred Stock in financial institutions under its Capital Purchase Program of the Emergency Economic Stabilization Act of 2008 (“EESA”). The Company applied for preliminary approval on November 14, 2008 for the approximate maximum amount available of $10.7 million;

however, the Company still has the option to decline to participate even if it receives preliminary approval. At this time, the Company has received no response on its application. The estimated proceeds of the sale of preferred stock to Treasury are, therefore, not guaranteed. The authorization of Preferred Stock would also permit the Board of Directors to issue such stock without further shareholder approval and, thereby, provide McIntosh with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes. Proposal No. 1 would enable McIntosh to respond promptly to and take advantage of market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special shareholders’ meeting to approve a contemplated stock issuance. The Board of Directors believes that this will also help to reduce costs because it will not have to seek shareholder approval to issue the shares of the Preferred Stock unless it is required to obtain shareholder approval for the transaction under the rules of any quotation board or stock exchange to which it is subject. Although McIntosh presently contemplates no particular transaction involving the issuance of Preferred Stock other than the Capital Purchase Program of the EESA, McIntosh’s management believes it is in the best interest of the Company to be prepared to issue Preferred Stock without the necessity of another shareholders’ meeting should Preferred Stock be a component of any future raising of capital.

The full text of the proposed Certificate of Amendment is attached to this proxy statement as Appendix “A.” If the Certificate of Amendment is approved, McIntosh’s Board of Directors would be authorized to issue Preferred Stock in one or more series, from time to time, with full or limited voting powers, or without voting powers, and with all designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions upon the Preferred Stock, as may be provided in the resolution or resolutions adopted by McIntosh’s Board of Directors. The authority of McIntosh’s Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to shares of any class or series of Preferred Stock:

•	The number of shares constituting that series and the distinctive designation of that series;

•

The dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

•	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

•	Whether the holders of the shares of that series shall be entitled to elect a specified number of directors;

•

Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

•

Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

•	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

•

The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

•	Any other relative rights, preferences and limitations of that series.

The actual effect of the issuance of any shares of the Preferred Stock upon the rights of holders of common stock cannot be stated until the Board of Directors determines the specific rights of any shares of the Preferred Stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, reducing the market price of the common stock or impairing the liquidation rights of the common stock without further action by the shareholders. Holders of McIntosh’s common stock will not have preemptive rights with respect to the Preferred Stock.

Although McIntosh may consider issuing shares of the Preferred Stock in the future for purposes of raising additional capital or in connection with acquisition transactions, there are currently no binding agreements or commitments with respect to the issuance of the Preferred Stock.

The Company has applied for preliminary approval in the Capital Purchase Program (“CPP”) established by the United States Department of Treasury (“Treasury”) under the EESA. Treasury has implemented the voluntary CPP to encourage United States financial institutions to build capital to increase the flow of financing to United States businesses and consumers and to support the United States economy.

Under the program, Treasury will purchase up to $250 billion of senior preferred shares on standardized terms as described in the program’s term sheet. The program will be available to qualifying United States controlled banks, savings associations, and certain bank and savings and loan holding companies engaged only in financial activities that elect to participate. Treasury will determine eligibility and allocations for interested parties after consultation with the appropriate federal banking agency. McIntosh Bancshares is considered, for purposes of the CPP a “Non-Public Qualifying Financial Institution” because its stock is not traded on a national securities exchange.

The minimum subscription amount available to a participating institution is one percent (1%) of risk-weighted assets. The maximum subscription amount is the lesser of $25 billion, or three percent (3%), of risk-weighted assets. McIntosh is eligible for approximately $3.58 million minimum and $10.7 million maximum pursuant to these guidelines.

Nine large financial institutions already have agreed to participate in this program, moving quickly and collectively to signal the importance of the program for the financial system. These institutions have voluntarily agreed to participate on similar terms that will be available to small and medium-sized banks and thrifts across the nation.

The Company, if it elects to participate in the CPP and is approved, intends to use the proceeds from the sale of the Preferred Stock to strengthen is liquidity position and use the increased capital to make additional loans. The Company believes the CPP to be a relatively inexpensive source of capital. The Company will initially reduce its brokered deposits from the proceeds of the CPP. The Company expects to continue to diversify its loan portfolio through expanded lending to small businesses, owner-occupied commercial real estate mortgages and 30- year 1-4 family owner-occupied mortgages. The additional capital and increased liquidity will also be available to assist in the future expansion of the Company as favorable opportunities arise and to deal with uncertain future market conditions. If the Company does not participate in the CPP, the Company would not be able to use the additional capital and increased liquidity position to further grow and diversify the loan portfolio or take advantage of future potential expansion opportunities. Depending on the duration and severity of the country’s credit crisis, any limitation on the Company’s access to capital could be material in the future.

The principal terms, as set forth in a term sheet for privately held institutions is published by Treasury and made available to the public at http://www.treas.gov/press/releases/reports/hp1277.html, are summarized below:

•	Each participating financial institution will issue senior preferred shares (“Preferred”) to Treasury, which will:

•	qualify as Tier 1 capital;

•	be senior to common stock;

•	be pari passu with existing preferred shares (other than junior preferred shares);

•	be transferable by Treasury;

•	pay a dividend of 5% per year for the first five years, and 9% per year thereafter; the dividend will be cumulative;

•	pay dividends quarterly in arrears on February 15, May 15, August 15, and November 15 of each year;

•	permit Treasury to elect two directors if dividends are not paid in full for six quarterly periods, but this right will end when full dividends have been paid for all prior dividend periods;

•	be non-voting other than market terms for similar securities (class voting rights on matters that could adversely affect the shares);

•

be redeemable at par after three years except with the proceeds of an offering of replacement equity securities that provide Tier 1 capital which results in gross proceeds of at least 25% of the issue price of the Preferred;

•	be redeemable (as described above) subject to the approval of the issuer’s primary federal bank regulator;

•

restrict the ability of a financial institution to any increase in common dividends until the third anniversary of the investment and no greater than 3% increase after the third anniversary and prior to the tenth anniversary. After the tenth anniversary, the issuer shall be prohibited from paying dividends on common shares or repurchasing any equity securities until all Preferred Shares and Warrant Preferred Shares are redeemed or transferred by Treasury to third parties (unless Treasury consents or has transferred the investment);

•

have a liquidation preference of $1,000 per share (Treasury may purchase senior preferred with a higher liquidation preference per share if necessary given the issuer’s authorized preferred shares; it may then require a depository hold the shares and Treasury would hold depository receipts);

•

require Treasury’s consent before any share repurchases other than in connection with a benefit plan or in the ordinary course of business consistent with past practice until the tenth anniversary of the investment, unless all Preferred Shares and Warrant Preferred Shares have been redeemed or transferred to third parties;

•	be covered by a shelf registration statement filed by the financial institution as soon as practicable and be subject to piggyback registration rights; and

•

for as long as Treasury holds any equity securities of the issuer, the issuer and its subsidiaries will not enter into transactions with related persons (within the meaning of Item 404 under the SEC’s Regulation S-K) unless (i) such transactions are on terms no less favorable to the issuer and its subsidiaries than could be obtained from an unaffiliated third party, and (ii) have been approved for the audit committee or comparable body of independent directors of the issuer.

•	In connection with each investment, Treasury will also receive warrants (“Warrants”) to purchase additional preferred stock (“Warrant Preferred”) with the following terms:

•	an aggregate liquidation preference equal to 5% of the senior preferred issuance on the date of the investment;

•	the initial exercise price on the warrants shall be $0.01 per share with a 10-year term; Treasury intends to immediately exercise the Warrants;

•	the financial institution will be required to file a registration statement as soon as practicable and grant piggyback registration rights to Treasury;

•

the Warrant Preferred shall have the same rights, preferences, privileges, voting rights and other terms as the Preferred, except that (1) the Warrant Preferred will pay dividends at a rate of 9% per annum and (2) the Warrant Preferred may not be redeemed until all Preferred has been redeemed.

The issuance of Preferred Stock upon the exercise of these warrants will not dilute the ownership interest of the existing common stockholders.

•	Participants will also be subject to the executive compensation requirements of the EESA:

•	benefit plans must be in compliance with section 111 of EESA;

•	no new golden parachutes during term of preferred;

•	no tax deduction for top five officers with compensation over $500,000 each; and

•	claw-back provision for accounting restatements.

Treasury has issued interim final rules pursuant to the EESA which are available at http://www.treas.gov/initiatives/eesa/executivecompensation.shtml.

The Company has no executive employment contracts nor compensatory plans with any of its senior executive officers which require modifications and no senior executive “golden parachute” payment obligations exist. In addition, each senior executive officer’s compensation is currently below the $500,000 threshold described above. Senior executive officer bonus and incentive pay based on materially inaccurate financial statements and any other materially inaccurate performance metric criteria will be subject to recovery by the Company in compliance with Treasury CPP requirements.

Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of the balance sheet data.

•	The issuance of $3.58 million (minimum estimated proceeds) or $10.7 million (maximum estimated proceeds) of preferred stock to Treasury under CPP.

•

The issuance of preferred warrants to purchase $179,000 of McIntosh preferred stock (minimum estimated amount of warrants to be issued included in $3.58 million) or warrants to purchase $535,000 of McIntosh preferred stock (maximum estimated amount of warrants to be issued included in $10.7 million).

•	The reduction of brokered deposits from the proceeds of the CPP.

We present unaudited pro forma selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present two sets of unaudited pro forma condensed consolidated income statements for the year ending December 31, 2007 and the nine months ending September 30, 2008. In each presentation we assume, in one case, that we receive the minimum estimated proceeds from the sale of preferred stock (including preferred warrants) under the CPP and, in the other, that we receive the maximum estimated proceeds from the sale of preferred stock (including preferred warrants) under the CPP. The pro forma financial data may change materially in both cases based on the actual proceeds received under the CPP if our application is approved by Treasury and on the timing and utilization of the proceeds.

The information should be read in conjunction with our audited financial statements and the related notes as filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the CPP been received, or the issuance of the warrants pursuant to the CPP been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, as noted above, our application to participate in the CPP has not been approved by Treasury. Accordingly, we can provide no assurance that the minimum or maximum estimated proceeds included in the following unaudited pro forma financial data will ever be received.

We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposals to amend our Articles of Incorporation. Our future results are subject to prevailing economic and industry specific conditions and financial, business, and other known and unknown risks and uncertainties, certain of which are beyond our control.

MCINTOSH BANCSHARES, INC.

Pro Forma Select Consolidated Balance Sheet Data and Capital Ratios

	September 30, 2008 (Unaudited)
		As adjusted		As adjusted
	Historical	Minimum (1)		Maximum (2)
Balance Sheet:
Total Liabilities (3)	$418,906,193	$415,326,193		$408,206,193
Shareholders’ Equity
Senior Preferred Stock	—	3,580,000		10,700,000
Warrant Preferred Stock	—	179,000		535,000
Discount on Senior Preferred Stock	—	(202,824	)(4)	(606,205	)(4)
Premium on Warrant Preferred Stock	—	23,824	(5)	71,205	(5)
Common Stock	7,027,440	7,027,440		7,027,440
Additional Paid in Capital	5,756,399	5,756,399		5,756,399
Retained Earnings	20,263,405	20,263,405		20,263,405
Accumulated Other Comprehensive Income (Loss)	(11,843)	(11,843)		(11,843)

Total Shareholders' Equity	$33,035,401	$36,615,401		$43,735,401

Capital Ratios:
Total risked-based capital to risk-weighted assets ratio	10.18%	11.18%		13.16%
Tier 1 risked-based capital to risk-weighted assets ratio	8.90%	9.90%		11.89%
Tier 1 leverage ratio	7.05%	7.84%		9.42%
Equity to assets ratio	7.31%	8.10%		9.68%
Tangible equity to tangible assets ratio	7.19%	7.98%		9.56%

(1)	Pro forma impact assuming minimum estimated proceeds from the issuance of preferred stock including warrants ($3.58 million).
(2)	Pro forma impact assuming maximum estimated proceeds from the issuance of preferred stock including warrants ($10.7 million).
(3)	Assumes that proceeds are initially used to reduce brokered deposits.
(4)

The discount on the senior preferred stock results from no additional proceeds but the issuance and immediate exercise of the warrant preferred stock. Fair values of the senior preferred stock and warrant preferred stock are determined and allocated based on the net present value of both instruments with the following assumptions: Dividend rate over the first five years on senior preferred stock – 5%; Dividend rate over the first five years on warrant preferred stock – 9%; Market Discount Rate – 12%; and Term – five years.

(5)

The premium on the warrant preferred stock is the result of a fair value determined using net present value with the following assumptions: Dividend rate over the first five years on warrant preferred stock – 9%; Market Discount Rate – 12%; and Term – five years.

MCINTOSH BANCSHARES, INC.

Pro Forma Condensed Consolidated Statements of Income

Pro Forma Impact of Maximum Estimated Proceeds ($10.7 million)

	12 Months Ending 12/31/07	Adjustments		Pro Forma 12 Months Ending 12/31/07
	(Audited)	(Unaudited)		(Unaudited)
Net interest income	$17,730,720	$546,350	(1)	$18,277,070
Provision for loan losses	3,324,370	—		3,324,370

Net interest income after provision for loan losses	14,406,350	546,350		14,952,700

Total noninterest income	4,206,233	—		4,206,233
Total noninterest expense	14,906,839	—		14,906,839

Earnings before income taxes	$3,705,744	$546,350		$4,252,094
Income tax expense	1,117,856	207,613	(2)	1,325,469

Net earnings	$2,587,888	$338,737		$2,926,625

Less effective dividends on preferred stock	—	690,150	(3)	690,150

Net earnings available to common shareholders	$2,587,888	$(351,413)		$2,236,475

Basic net earnings per share available to common shareholders based on average outstanding shares of 2,810,554 in 2007	$0.92	$(0.12)		$0.80
Diluted net earnings per share available to common shareholders based on average outstanding shares of 2,860,884 in 2007	$0.90	$(0.12)		$0.78

(1)

Assumes that the maximum estimated CPP proceeds are used to reduce brokered deposits with a weighted average rate of 5.1061%. The actual impact to net interest income would be different as McIntosh expects to utilize a portion of the proceeds to fund loan growth. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded and the actual pricing of any such loans.

(2)	Additional income tax expense is attributable to additional earnings before income taxes as described in Note 1.

(3)

Consists of dividends on preferred stock at a 5% annual rate ($10,700,000 x 5% = $535,000) and dividends on preferred stock warrants at a 9% annual rate ($535,000 x 9% = $48,150) plus the intrinsic costs of issuing preferred warrants ($121,241 accreted discount less $14,241 amortized premium = $107,000 per year) over five years. The costs associated with issuing preferred stock and warrants is reflected in a net discount. The net discount is determined based on the value that is allocated to the preferred stock upon issuance. The net discount is accreted back to par value on a constant effective yield method (approximately 6.5%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated net accretion is based on a number of assumptions which are subject to change.

MCINTOSH BANCSHARES, INC.

Pro Forma Condensed Consolidated Statements of Income

Pro Forma Impact of Minimum Estimated Proceeds ($3.58 million)

				Pro Forma 12 Months Ending
	12 Months Ending

	12/31/07	Adjustments		12/31/07
	(Audited)	(Unaudited)		(Unaudited)
Net interest income	$17,730,720	$191,814	(1)	$17,922,534
Provision for loan losses	3,324,370	—		3,324,370

Net interest income after provision for loan losses	14,406,350	191,814		14,598,164

Total noninterest income	4,206,233	—		4,206,233
Total noninterest expense	14,906,839	—		14,906,839

Earnings before income taxes	$3,705,744	$191,814		$3,897,558
Income tax expense	1,117,856	72,889	(2)	1,190,745

Net earnings	$2,587,888	$118,925		$2,706,813

Less effective dividends on preferred stock	—	230,910	(3)	230,910

Net earnings available to common shareholders	$2,587,888	$(111,985)		$2,475,903

Basic net earnings per share available to common shareholders based on average outstanding shares of 2,810,554 in 2007	$0.92	$(0.04)		$0.88
Diluted net earnings per share available to commons shareholders based on average outstanding shares of 2,860,884 in 2007	$0.90	$(0.04)		$0.86

(1)

Assumes that the minimum estimated CPP proceeds are used to reduce brokered deposits with a weighted average rate of 5.3579%. The actual impact to net interest income would be different as McIntosh expects to utilize a portion of the proceeds to fund loan growth. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded and the actual pricing of any such loans.

(2)	Additional income tax expense is attributable to additional earnings before income taxes as described in Note 1.

(3)

Consists of dividends on preferred stock at a 5% annual rate ($3,580,000 x 5% = $179,000) and dividends on preferred stock warrants at a 9% annual rate ($179,000 x 9% = $16,110) plus the intrinsic costs of issuing preferred warrants ($40,565 accreted discount less $4,765 amortized premium = $35,800 per year) amortized over five years. The costs associated with issuing preferred stock and warrants is reflected in a net discount. The net discount is determined based on the value that is allocated to the preferred stock upon issuance. The net discount is accreted back to par value on a constant effective yield method (approximately 6.5%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change.

MCINTOSH BANCSHARES, INC.

Pro Forma Condensed Consolidated Statements of Income

Pro Forma Impact of Maximum Estimated Proceeds ($10.7 million)

				Pro Forma 9 Months Ending
	9 Months Ending

	9/30/08	Adjustments		9/30/08
	(Unaudited)	(Unaudited)		(Unaudited)
Net interest income	$10,173,696	$409,763	(1)	$10,583,459
Provision for loan losses	11,204,912	—		11,204,912

Net interest income (expense) after provision for loan losses	(1,031,216)	409,763		(621,453)

Total noninterest income	4,760,414	—		4,760,414
Total noninterest expense	11,586,874	—		11,586,874

Earnings (loss) before income taxes	$(7,857,676)	$409,763		$(7,447,913)
Income tax (benefit ) expense	(3,201,775)	155,710	(2)	(3,046,065)

Net earnings (loss)	$(4,655,901)	$254,053		$(4,401,849)

Less effective dividends on preferred stock	—	517,613	(3)	517,613

Net earnings (loss) available to common shareholders	$(4,655,901)	$(263,560)		$(4,919,461)

Basic net loss per share available to common shareholders based on average outstanding shares of 2,810,976 in 2008	$(1.66)	$(0.09)		$(1.75)
Diluted net loss per share available to common shareholders based on average outstanding shares of 2,810,976 in 2008	$(1.66)	$(0.09)		$(1.75)

(1)

Assumes that the maximum estimated CPP proceeds are used to reduce brokered deposits with a weighted average rate of 5.1061%. The actual impact to net interest income would be different as McIntosh expects to utilize a portion of the proceeds to fund loan growth. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded and the actual pricing of any such loans.

(2)	Additional income tax expense is attributable to additional earnings before income taxes as described in Note 1.

(3)

Consists of dividends on preferred stock at a 5% annual rate ($10,700,000 x (5%/12 x 9) = $401,250) and dividends on preferred stock warrants at a 9% annual rate ($535,000 x (9%/12 x 9) = $36,113) plus the intrinsic costs of issuing preferred warrants ($121,241/12 x 9 = $90,931 accreted discount less $14,241/12 x 9 = $10,681 amortized premium = $80,250 per year) over five years. The costs associated with issuing preferred stock and warrants is reflected in a net discount. The net discount is determined based on the value that is allocated to the preferred stock upon issuance. The net discount is accreted back to par value on a constant effective yield method (approximately 6.5%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change.

MCINTOSH BANCSHARES, INC.

Pro Forma Condensed Consolidated Statements of Income

Pro Forma Impact of Minimum Estimated Proceeds ($3.58 million)

				Pro Forma 9 Months Ending
	9 Months Ending

	9/30/08	Adjustments		9/30/08
	(Unaudited)	(Unaudited)		(Unaudited)
Net interest income	$10,173,696	$143,861	(1)	$10,317,557
Provision for loan losses	11,204,912	—		11,204,912

Net interest income (expense) after provision for loan losses	(1,031,216)	143,861		(887,355)

Total noninterest income	4,760,414	—		4,760,414
Total noninterest expense	11,586,874	—		11,586,874

Earnings (loss) before income taxes	$(7,857,676)	$143,861		$(7,713,815)
Income tax (benefit )expense	(3,201,775)	47,183	(2)	(3,154,592)

Net earnings (loss)	$(4,655,901)	$96,678		$(4,559,223)

Less effective dividends on preferred stock	—	173,183	(3)	173,183

Net earnings (loss) available to common shareholders	$(4,655,901)	$(76,505)		$(4,732,406)

Basic net loss per share available to common shareholders based on average outstanding shares of 2,810,976 in 2008	$(1.66)	$(0.02)		$(1.68)
Diluted net loss per share available to common shareholders based on average outstanding shares of 2,810,976 in 2008	$(1.66)	$(0.02)		$(1.68)

(1)

Assumes that the minimum estimated CPP proceeds are used to reduce brokered deposits with a weighted average rate of 5.3579%. The actual impact to net interest income would be different as McIntosh expects to utilize a portion of the proceeds to fund loan growth. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded and the actual pricing of any such loans.

(2)	Additional income tax expense is attributable to additional earnings before income taxes as described in Note 1.

(3)

Consists of dividends on preferred stock at a 5% annual rate ($3,580,000 x (5%/12 x 9) = $134,250) and dividends on preferred stock warrants at a 9% annual rate ($179,000 x 9%/12 x 9) = $12,082) plus the intrinsic costs of issuing preferred warrants ($40,565/12 x 9 = $30,424 accreted discount less ($4,765/12 x 9 = $3,573) amortized premium = $26,851) amortized over five years. The costs associated with issuing preferred stock and warrants is reflected in a net discount. The net discount is determined based on the value that is allocated to the preferred stock upon issuance. The net discount is accreted back to par value on a constant effective yield method (approximately 6.5%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change.

At this time, there is no assurance Treasury will approve McIntosh’s application to participate in the CPP; however, without approval of the amendment contained in Proposal No. 1, McIntosh would not qualify for participation under the requirements of the CPP. The Board of Directors believes it is in the best interest of McIntosh and its shareholders to become eligible for the CPP in anticipation of receiving preliminary approval from Treasury.

Shareholder Approval Required. The affirmative vote of the holders of a majority of the votes entitled to be cast at the Special Meeting is required for approval of this Proposal No. 1. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION OF McINTOSH BANCSHARES, INC.

PROPOSAL NO. 2

TO APPROVE GRANTING THE MANAGEMENT

OF MCINTOSH BANCSHARES, INC. THE AUTHORITY TO

ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING

If at the Special Meeting the number of shares of McIntosh’s common stock present or represented and voting in favor of the proposed Amendment to the Articles of Incorporation is insufficient to approve Proposal No. 1, McIntosh’s management may move to adjourn, postpone or continue the Special Meeting in order to enable its Board of Directors to continue to solicit additional proxies in favor of the proposal to amend the Articles of Incorporation. In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal and not Proposal No. 1.

In this proposal, McIntosh is asking you to authorize the holder of any proxy solicited by its Board of Directors to vote in favor of adjourning, postponing or continuing the Special Meeting and any later adjournments. If McIntosh’s shareholders approve the adjournment, postponement or continuation proposal, McIntosh could adjourn, postpone or continue the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the proposal to amend the Articles of Incorporation, including the solicitation of proxies from the shareholders that have previously voted against such proposal to amend McIntosh’s Articles of Incorporation. Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if proxies representing a sufficient number of votes against the proposal to amend the Articles of Incorporation have been received, McIntosh could adjourn, postpone or continue the Special Meeting without a vote on the proposal to amend the Articles of Incorporation and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the amendment to the Articles of Incorporation.

The adjournment, postponement or continuation proposal requires that holders of more of McIntosh’s shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. No proxy that is specifically marked AGAINST the proposal to amend the Articles of Incorporation will be voted in favor of the adjournment, postponement or continuation proposal, unless the proxy is specifically marked FOR Proposal No. 2 approving the discretionary authority to adjourn, postpone or continue the Special Meeting to a later date.

McIntosh’s Board of Directors believes that if the number of shares of its common stock present or represented at the Special Meeting and voting in favor of the proposal to amend the Articles of Incorporation is insufficient to approve the amendment, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the amendment.

Shareholder Approval Required. The adjournment, postponement or continuation proposal (Proposal No. 2) requires that holders of more of McIntosh’s shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL TO GRANT THE MANAGEMENT OF MCINTOSH BANCSHARES, INC. THE AUTHORITY TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING.

STOCK OWNERSHIP

Principal Shareholders

As of December 1, 2008, the Company’s records and other information from outside sources indicated the following were beneficial owners of more than five percent of the outstanding shares of the Company’s common stock:

Name and Address	Shares Beneficially Owned	Percent of Class
Estate of Rufus Adams Carol Garland – Executrix 4349 Old Club Road Macon, Georgia 31210	276,902(1)	9.50%
Barber/Brewer Family P. O. Box 339 Jenkinsburg, Georgia 30234	169,282(2)	5.81%

(1)	Includes 1,120 shares owned by Mrs. Garland's spouse, with respect to which Mrs. Garland disclaims beneficial ownership, and 252,870 shares owned by Rufus Adams Family Limited Partnership.
(2)

The Barber/Brewer family consists of siblings Charlotte Barber and Ellen Brewer. Each of these individuals owns 53,542 and 50,000 shares, respectively, in her own name. The listed total includes 6,236 shares held jointly by Charlotte Barber and her children. In addition, the listed total includes 59,504 shares owned by the George W. Caston Trust, of which Charlotte Barber and Ellen Brewer are trustees. Charlotte Barber, Ellen Brewer and the George W. Caston Family Trust each disclaim beneficial ownership of those shares not titled in their respective names.

Directors and Executive Officers

The following table sets forth information as of December 1, 2008 regarding the ownership of Company stock by each Company director and by the named executive officers of Company and its subsidiaries, and by all directors and executive officers as a group. The table includes currently exercisable options.

Name and Address	Shares Beneficially Owned (1)	Percent of Class
George C. Barber (Director) 229 Buttrill Road Jackson, Georgia 30233	42,440	1.46%
John L. Carter (Director) 415 Briarcliff Road Jackson, Georgia 30233	17,836	- (2)
James P. Doyle (Executive Officer) 188 Buttrill Court Jackson, Georgia 30233	17,704(3)	- (2)
Dennis Keith Fortson (Director) 333 Fox Hollow Wood Jackson, Georgia 30233	46,762(4)	1.61%

J. Paul Holmes (Director) 692 College Street Monticello, Georgia 31064	4,944	- (2)
William K. Malone (Chairman, CEO) 206 Briarcliff Road Jackson, Georgia 30233	92,009(5)	3.16%
William T. Webb (Director) 118 Freeman Street Jackson, Georgia 30233	159,388(6)	5.47%
Thurman L. Willis, Jr. (Director, COO) 1029 Maddox Street P. O. Box 415 Monticello, Georgia 31064	89,702(7)	3.08%
All Directors, Nominees and named Executive Officers as a Group (8 persons)	470,785	16.16%

(1)

Includes shares of common stock held directly as well as by spouse or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise control voting and investment power.

(2)	Less than one percent (1%) of the common stock outstanding.
(3)	Includes options to purchase 4,700 shares of common stock granted pursuant to McIntosh Bancshares, Inc. 1998 and 2006 Stock Option Plans which are exercisable in the next sixty days.
(4)	Includes 14,404 shares held by Dr. D. Keith Fortson as custodian for minor children.
(5)

Includes 2,274 shares owned by Mr. Malone's spouse. Mr. Malone disclaims beneficial ownership to these shares. Also includes options to purchase 58,013 shares of common stock granted pursuant to the McIntosh Bancshares, Inc. 1998 and 2006 Incentive Stock Option Plans which are exercisable in the next sixty days.

(6)	Mr. Webb owns all of his shares directly with other family members.
(7)	Includes options to purchase 39,760 shares of common stock granted pursuant to the McIntosh Bancshares, Inc. 1998 and 2006 Incentive Stock Option Plans which are exercisable in the next sixty days.

ATTENDANCE AND AVAILABILITY OF ACCOUNTANTS

AT SPECIAL MEETING

Representatives of the Company’s principal accounting firm, Porter, Keadle, Moore, LLP, are not expected to be present at the Special Meeting, will not have the opportunity to make a statement if they so desire, and are not expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

If shareholders wish a proposal to be included in the Company’s proxy statement and form of proxy relating to the 2009 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the Company no later than December 16, 2008. To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the Company’s bylaws relating to shareholder proposals in order to be included in the Company’s proxy materials. Any proposals submitted by a shareholder outside the processes of Rule 14a-8 under the Exchange Act for presentation at the Company’s next annual meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if received by the Company less than 30 days prior to the date of such meeting, or, if notice of the meeting is given in a lesser period of time, more than 10 days after the date of such notice.

OTHER MATTERS WHICH MAY COME BEFORE

THE SPECIAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Special Meeting of Shareholders which may properly come before the Special Meeting. However, if any other matter should be properly presented for consideration and voting at the Special Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the Company’s best interest.

FINANCIAL AND OTHER INFORMATION

Upon request, the Company will provide, without charge to any shareholder entitled to vote at the Special Meeting, a copy of McIntosh Bancshares, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the fiscal year ended December 31, 2007. Such request should be made to the Secretary of the Company at the address shown on the accompanying Notice of Special Meeting of Shareholders. The Company’s annual report on Form 10-K, as well as its other filings with the SEC, are also available via the Internet at the SEC’s website at http://www.sec.gov.

A copy of the Company’s quarterly report on Form 10-Q for the period ended September 30, 2008 and its annual report on Form 10-K for the fiscal year ended December 31, 2007 are being delivered with, and are incorporated by reference into, this proxy statement.

APPENDIX “A”

ARTICLES OF AMENDMENT

OF ARTICLES OF INCORPORATION OF

McINTOSH BANCSHARES, INC.

Pursuant to the provisions of O.C.G.A. §14-2-1006, pertaining to amending the Articles of Incorporation of a corporation, McIntosh Bancshares, Inc. (the “Corporation”), files herewith Articles of Amendment to its Articles of Incorporation, such filing being submitted in duplicate with a fee of $20.00, hereby constituting an application to the Secretary of State for the State of Georgia for an amendment of its articles or incorporation as amended.

1.         The name of the Corporation is McIntosh Bancshares, Inc.

2.         The Board of Directors of the Corporation on October 27, 2008, unanimously adopted a resolution deleting in its entirety paragraph 3 of the Articles of Incorporation, including all subsequent amendments thereto, and substituting the following new paragraph 3 to read as follows:

“3.

  (a)         The total number of shares of capital stock which the Corporation is authorized to issue is twenty million (20,000,000) shares, divided into ten million (10,000,000) shares of common stock, $2.50 par value (“Common Stock”), and ten million (10,000,000) shares of preferred stock, no par value (the “Preferred Stock”).

  (b)         The board of directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Georgia to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and relative rights of the shares of each series and the qualifications or restrictions of each series. The authority of the board of directors with respect to each series shall include, but not be limited to, determining the following:

     (i)         The number of shares constituting that series and the distinctive designation of that series;

     (ii)         The dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

     (iii)         Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

     (iv)         Whether the holders of the shares of that series shall be entitled to elect a specified number of directors;

     (v)         Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

     (vi)         Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

     (vii)         Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

     (viii)         The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

     (ix)         Any other relative rights, preferences and limitations of that series.”

3.         This Amendment was approved by the shareholders of the Corporation by a majority vote at the Special Meeting of the shareholders of the Corporation on January 28, 2009 and in accordance with O.C.G.A. § 14-2-1003.

4.         This Amendment to the Articles of Incorporation of McIntosh Bancshares, Inc. shall be effective immediately upon its filing with the office of the Secretary of State for the State of Georgia.

[Signature Appears on Following Page.]

IN WITNESS WHEREOF, McIntosh Bancshares, Inc. has caused these Articles of Amendment to be executed by its duly authorized officer and its corporate seal to be affixed hereto, and has caused these Articles of Amendment to be filed with the Secretary of State of Georgia, as provided in O.C.G.A. § 14-2-1006.

McINTOSH BANCSHARES, INC.

By:
Title:	Secretary [CORPORATE SEAL]

MCINTOSH BANCSHARES, INC.

210 South Oak Street

Jackson, Georgia 30233

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders and Proxy Statement and does hereby appoint William K. Malone and James P. Doyle, and each of them, with full powers of substitution, as proxies of the undersigned, to represent the undersigned and to vote all shares of McINTOSH BANCSHARES, INC. common stock which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of McIntosh Bancshares, Inc. to be held January 28, 2009, at 10:00 a.m. local time, at 264 Alabama Blvd., Jackson, Georgia 30233, and at any adjournment or postponement thereof, with all the powers (other than the power to revoke the proxy or vote in a manner not authorized by the executed form of proxy) which the undersigned would have if personally present at such meeting, to act in their discretion upon any other matter or matters which may properly be brought before the meeting, and to appear and vote all the shares of common stock which the undersigned may be entitled to vote.

PROPOSAL 1:	TO APPROVE AN AMENDMENT OF THE ARTICLES OF INCORPORATION OF McINTOSH BANCSHARES, INC.:

☐ For	☐ Against	☐ Abstain

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR PROPOSAL 1.

The Board of Directors recommends a vote FOR approval of the Amendment to the Articles of Incorporation of McIntosh Bancshares, Inc.

PROPOSAL 2:	TO APPROVE THE AUTHORITY OF THE MANAGEMENT OF McINTOSH BANCSHARES. INC. TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING:

☐ For	☐ Against	☐ Abstain

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR PROPOSAL 2.

The Board of Directors recommends a vote FOR approval of the management of McIntosh Bancshares, Inc.’s authority to adjourn, postpone or continue the Special Meeting.

Please sign below, date and return promptly in the enclosed, self-addressed stamped envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, please sign the full corporate name by an authorized officer.

DATE:                         , 2009

INDIVIDUALS:	ENTITIES:	(Please Print)

Name (Please print)	By:

Signature	Signature

Name of Joint Tenant or Tenant-In-Common if any (Please Print)	Position

Signature of Joint Tenant or Tenant-In-Common, if any